Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports
Second Quarter Operating Results

Minneapolis, MN—August 5, 2013—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI), a leading provider of appliance retailing and recycling services, today reported operating results for the second quarter ended June 29, 2013.
Second quarter summary:

•	Increased total revenues by 9.2% to $32.3 million compared with $29.5 million in the second quarter of 2012.

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Grew total revenues through a 160% increase in appliance replacement program revenues partially offset by a 6% decline in retail revenues and a 9% decline in ARCA Advanced Processing, LLC (AAP) revenues.

•	Generated consolidated net income of $0.8 million, or $0.13 per diluted share, compared with a consolidated net loss of $(0.6) million, or $(0.12) per diluted share, in the second quarter of 2012.

•	Recorded a favorable $0.4 million adjustment to the inventory reserve at ApplianceSmart®.

•	Closed one underperforming ApplianceSmart store in the Minnesota market, ending the quarter with 18 stores compared with 21 stores at the end of the second quarter of 2012.

•	Restructured and relocated the call center supporting utility contracts, moving it from California to Minnesota.

•	Appointed Mark Eisenschenk to chief operating officer of the Company and president of ARCA Recycling, Inc.

“We're pleased to build on last quarter's positive momentum with continued quarterly revenue growth—both sequentially and year-over-year,” said Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “The strength of our appliance replacement programs in particular demonstrates both their growing popularity with utilities and our business model's unique suitability to capitalize on this trend.
“Across our Company, profitability improvements enabled us to comfortably satisfy the conditions of our credit agreement with PNC Bank, including the planned monthly EBITDA covenants,” noted Cameron.
In regard to the Company's retail appliance business, ApplianceSmart same store sales for the second quarter of 2013 declined 3.9% compared with the same period of 2012. Contributing factors included increased competition from national chains with expanded inventory offerings and continued economic softness. Last month the National Retail Federation (NRF) reported that appliance and electronics stores' sales decreased by 2.3% unadjusted year-over-year in June; the NRF cited “stagnantly high unemployment, higher taxes and lingering policy uncertainty.” In the second quarter, ApplianceSmart total retail revenues decreased 6.1% to $17.8 million compared with the same period of 2012, resulting primarily from the decline in same-store sales and closure of three stores that were operating in the same period of 2012.

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For the Company's appliance recycling business, recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased 67.0% to $10.3 million in the second quarter of 2013 from $6.1 million in the same period of 2012. Appliance replacement program revenues increased $4.4 million while appliance recycling fees declined $0.2 million. The Company reported a 134% increase in appliance replacement units and a 9% increase in overall recycling volumes compared with the second quarter of 2012. A strategic benefit of having more than one business line is that ARCA utilizes its manufacturer relationships with ApplianceSmart to provide cost-effective solutions to utilities sponsoring appliance replacement programs.
These programs are expected to expand nationally, as evidenced by a 2013 study commissioned by the U.S. Department of Energy that concluded energy efficiency programs funded by utility customers are “poised for dramatic growth over the next 10 to 15 years.” Averaging this study's three growth projections results in a 5% annual growth rate through 2025.
The Company's byproduct revenues, excluding AAP, remained flat at $1.5 million compared with the second quarter of 2012. The Company's overall increase in recycling volumes was offset by a decline in steel scrap prices.
Revenues from the AAP joint venture, reported in byproduct revenues, declined 8.9% to $2.7 million compared with $2.9 million in the second quarter of 2012. The decline was due to lower steel and nonferrous scrap prices. Overall gross tons received for processing increased 5.4% and average steel scrap prices declined 11.1% per gross ton compared with the second quarter of 2012. AAP's gross margin declined to 16.3% compared with 24.8% in the same period of 2012. AAP's operating loss for the second quarter was $(6,000) compared with operating income of $264,000 during the same period of 2012. The decline in gross margin and operating income was primarily the result of lower prices for steel and non-ferrous scrap and higher depreciation expense.
Overall gross profit as a percentage of total revenues decreased to 26.3% for the second quarter of 2013 compared with 26.9% during the same period of 2012. The decline in overall gross profit percentage resulted primarily from lower byproduct revenues and the decline in AAP's gross margin. These factors were partially offset by a 220 basis point improvement in ApplianceSmart's gross margin due primarily to the favorable inventory adjustment mentioned previously.
For the six months ended June 29, 2013, total revenues increased 6.3% to $62.7 million, compared with revenues of $59.0 million for the same period in the prior fiscal year. Overall, the Company reported consolidated net income of $1.0 million, or $0.17 per diluted share, compared with a consolidated net loss of $0.7 million, or $0.13 per diluted share, in the first six months of 2012.
“At the halfway point of 2013, we've solidified our performance in many key areas while strengthening our corporate organization with the addition of Mark Eisenschenk as the Company's chief operating officer and the president of ARCA Recycling,” Cameron concluded. “I believe we have the right organization, strategic partners and management team in place to capitalize on the growth opportunities before us.”

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Liquidity and Capital Resources
Cash and cash equivalents as of June 29, 2013, were $2.7 million, compared with $3.2 million as of December 29, 2012. As of June 29, 2013, the Company had $4.3 million of available borrowings under its revolving line of credit compared with $2.5 million as of December 29, 2012. Net working capital of $7.7 million increased $0.1 million as of June 29, 2013, compared with $7.6 million as of December 29, 2012. The increase was due primarily to a lower outstanding balance under the Company's revolving line of credit.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, August 6, 2013, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 800-354-6885. A replay of the conference call will be available on the Company's website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.

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About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world's leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for approximately 150 utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 29, 2013	December 29, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,659	$3,174
Accounts receivable, net of allowance of $50 and $8, respectively	9,337	6,256
Inventories, net of reserves of $149 and $682, respectively	14,040	17,274
Income taxes receivable	511	522
Other current assets	1,301	1,332
Total current assets	27,848	28,558
Property and equipment, net	11,728	12,248
Restricted cash	500	—
Other assets	1,033	973
Deferred income tax assets	24	25
Total assets (a)	$41,133	$41,804

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,912	$4,957
Accrued expenses	4,727	4,310
Line of credit	8,058	10,559
Current maturities of long-term obligations	1,204	955
Income taxes payable	91	—
Deferred income tax liabilities	146	146
Total current liabilities	20,138	20,927
Long-term obligations, less current maturities	5,940	6,357
Deferred gain, net of current portion	122	365
Deferred income tax liabilities	921	921
Total liabilities (a)	27,121	28,570

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,556 shares at both periods	20,636	20,577
Accumulated deficit	(7,697)	(8,649)
Accumulated other comprehensive loss	(426)	(290)
Total shareholders' equity	12,513	11,638
Noncontrolling interest	1,499	1,596
	14,012	13,234
Total liabilities and shareholders' equity	$41,133	$41,804

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,793 and $10,045 as of June 29, 2013 and December 29, 2012, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,216 and $1,948 as of June 29, 2013 and December 29, 2012, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenues:
Retail	$17,801	$18,964	$35,860	$38,720
Recycling	10,260	6,145	18,560	11,410
Byproduct	4,212	4,434	8,277	8,857
Total revenues	32,273	29,543	62,697	58,987

Costs of revenues	23,778	21,606	46,292	43,106
Gross profit	8,495	7,937	16,405	15,881
Selling, general and administrative expenses	7,295	8,130	14,780	15,990
Operating income (loss)	1,200	(193)	1,625	(109)

Other expense:
Interest expense, net	(322)	(279)	(605)	(533)
Other expense, net	(7)	(25)	(20)	(9)
Income (loss) before income taxes and noncontrolling interest	871	(497)	1,000	(651)
Provision for (benefit of) income taxes	145	54	145	(23)
Net income (loss)	726	(551)	855	(628)
Net loss (income) attributable to noncontrolling interest	42	(90)	97	(79)
Net income (loss) attributable to controlling interest	$768	$(641)	$952	$(707)

Income (loss) per common share:
Basic	$0.14	$(0.12)	$0.17	$(0.13)
Diluted	$0.13	$(0.12)	$0.17	$(0.13)

Weighted average common shares outstanding:
Basic	5,556	5,555	5,556	5,546
Diluted	5,709	5,555	5,696	5,546

Net income (loss)	$726	$(551)	$855	$(628)
Other comprehensive loss, net of tax:
Effect of foreign currency translation adjustments	(78)	(71)	(136)	(11)
Total other comprehensive loss, net of tax	(78)	(71)	(136)	(11)
Comprehensive income (loss)	648	(622)	719	(639)
Comprehensive loss (income) attributable to noncontrolling interest	42	(90)	97	(79)
Comprehensive income (loss) attributable to controlling interest	$690	$(712)	$816	$(718)

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